Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	June 30, 2011
President

Telephone: (770) 394-6000
Fax:            (770) 551-5914

Roberts Realty Investors Announces Strategic Moves
to Enhance Shareholder Value

ATLANTA, June 30, 2011 (BUSINESS WIRE) – Roberts Realty Investors, Inc. (NYSE: RPI), a real estate investment trust focused on the development, management and ownership of multifamily residential communities, announced today it has retained Sandler O’Neill + Partners, L.P. to explore potential strategic alternatives for the REIT.

Charles Roberts, Chairman, President & CEO of Roberts Realty said, “We look forward to commencing a formal process to ensure we maximize shareholder value.” Roberts continued, “We believe there are many ways we can improve our value with the help of the professionals at Sandler O’Neill. These alternatives could include a sale, merger or other business combination.  We are exploring these alternatives and will work to accomplish a mutually beneficial outcome for our shareholders and employees.”

“Sandler is excited about the opportunity to assist Roberts Realty in this process,” said Thomas Howland, Managing Director of Sandler O’Neill. “As an example, given the uncertainty in the IPO market, we believe a larger, private real estate operator would welcome the opportunity to merge into Roberts Realty to become a publicly traded company and provide enhanced liquidity to the current Roberts Realty shareholders – a win-win for both parties,” Howland said.

There can be no assurance that the exploration of strategic alternatives will result in any transaction, or that, if completed, any transaction will be on attractive terms. Roberts Realty does not intend to disclose developments with respect to its strategic review process unless and until its Board of Directors has approved a specific transaction.

About Roberts Realty Investors
Roberts Realty Investors, Inc. owns and manages its real estate assets as a self-administered, self-managed equity real estate investment trust (“REIT”) focused on multifamily residential communities.

About Sandler O’Neill + Partners, L.P.
Founded in 1988, Sandler O’Neill + Partners, L.P. is a full-service investment banking firm dedicated to providing comprehensive, innovative advisory and transaction execution services to the financial industry. The firm specializes in strategic business planning, mergers and acquisitions, capital markets, mutual-to-stock conversions, investment portfolio and interest rate risk management, fixed income securities transactions and mortgage finance restructurings. Sandler O’Neill also is a market maker in hundreds of financial stocks and publishes equity and fixed income research focused on selected real estate investment trusts, banks, thrifts and insurance companies, credit card companies, investment banks, asset managers, specialty finance companies, e-finance companies, and transaction execution companies.